UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2013

BioPower Operations Corporation

(Exact name of registrant as specified in its charter)

Nevada	27-4460232
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1000 Corporate Drive, Suite 200, Fort Lauderdale, Florida 33334

(Address of principal executive offices)

Issuer’s telephone number, including area code: +1 954 202 6660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On June 25, 2013, the board of directors of BioPower Operations Corporation (“BioPower” or the “Company”) approved the issuance of a total of 60,311,833 restricted shares of common stock, par value $0.0001 per share, in connection with an offering of shares at $0.012 per share at fair market value as of June 11, 2013, the offering date. The shares were issued pursuant to the receipt of cash from the offering, conversion of notes, accrued expenses, accrued interest, a consulting arrangement owed by the Company for business development services over the next 12 months and stock grants to our CEO and Director. The total value of the shares issued at $0.012 is equal to $723,742.00 and was received through June 21, 2013. The total shares of common stock outstanding after these shares are issued is 152,048,084.

$12,900.00 was received in cash for 1,075,000 restricted shares of common stock at $0.012 per share. The Company also accepted the conversion of $314,698.00 from unrelated parties of notes payable, accrued expenses, accrued interest expense, consulting fees for business development and outside director’s fees which were converted to 26,224,834 restricted shares of common stock at $0.012 per share. $396,144.00 of related party transactions was converted to 33,012,000 shares of restricted common stock at $0.012 per share.

Our CEO converted $40,500 in a note payable, $1950.00 of accrued interest and $53,694.00 of accrued expenses for a total conversion of $96,144.00 for 8,012,000 restricted shares of common stock at $0.012 per share and our Director and director of business development and strategy converted $60,000.00 in accrued expenses for 5,000,000 restricted shares of common stock at $0.012 per share. Our CEO and Director of business development and strategy were each issued a stock grant at $0.012 of 10,000,000 restricted shares of common stock or $120,000 each in exchange for continuing to work without being paid their full salary and as an additional inducement for the conversion of a note, accrued expenses and accrued interest.

Name	Consideration	Value	Price/Sh.	Shares
Andrew W. Parks	Cash Offering	$1,800.00	$0.012	150,000
Benjamin Zager	Cash Offering	$1,200.00	$0.012	100,000
David Samuels	Cash Offering	$3,600.00	$0.012	300,000
Bruce Samuels	Cash Offering	$1,200.00	$0.012	100,000
Rafael Katz	Cash Offering	$2,700.00	$0.012	225,000
Joseph Schon	Cash Offering	$2,400.00	$0.012	200,000
	Total Cash Offering	$12,900.00		1,075,000
Michael Dinkes	Conversion of Directors Fees	$4,000.00	$0.012	333,333
Michael Dinkes	Conversion of Consulting Expense	$8,000.00	$0.012	666,667
Robert Reiner	Conversion of Accrued Interest	$1,894.00	$0.012	157,833
Robert Reiner	Conversion of Notes Payable	$83,306.00	$0.012	6,942,167
Richard Reiner	Conversion of Accrued Interest	$2,498.00	$0.012	208,167
Richard Reiner	Conversion of Notes Payable	$125,000.00	$0.012	10,416,667
Robert Reiner	Consulting Agreement – Business Development	$90,000.00	$0.012	7,500,000
	Total Non-Related Party Conversions	$314,698.00		26,224,834
Robert Kohn	Conversion of Accrued Expenses	$53,694.00	$0.012	4,474,500
Robert Kohn	Conversion of Accrued Interest	$1,950.00	$0.012	162,500
Robert Kohn	Conversion of Note Payable	$40,500.00	$0.012	3,375,000
Robert Kohn	Stock Grant – CEO	$120,000.00	$0.012	10,000,000
Bonnie Nelson	Conversion of Accrued Expenses	$60,000.00	$0.012	5,000,000
Bonnie Nelson	Stock Grant – Director of Business Development	$120,000.00	$0.012	10,000,000
	Total Related Party Transactions	$396,144.00		33,012,000
TOTALS		$723,742.00	$0.012	60,311,833

The shares of the Common Stock described above were not registered under the Securities Act of 1933 and are restricted securities. The Company relied upon the exemption provided in Regulation D, Rule 504 under Section 4(2) of the Securities Act of 1933 in connection with the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company's business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission was paid to any person in connection with the issuance of these shares.

Item 8.01 Other Events.

On Thursday, June 27, 2013, Dr. Marco A. Baez-Vasquez, was announced as the company's first Chief Scientist & Chief Technology Officer, effective June 24, 2013. Dr. Baez-Vasquez joins the Company after having tested and verified for commercialization purposes BioPower's licensed patented technology which converts plant biomass, farm and organic wastes into Class A fertilizer, ethanol and other bio-based products. After months of testing and satisfactory test results, Dr. Baez-Vasquez agreed to come on as the Company's Chief Scientist & Chief Technology Officer responsible for managing technology and technological innovation, transfer and sub-licensing, as well as directing partnerships and collaborations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioPower Operations Corporation

By:	/s/ Robert D. Kohn
Robert D. Kohn,
Chief Executive Officer

Date: July 3, 2013